Exhibit 5.1

Troutman Pepper Locke LLP 401 9th Street, NW, Suite 1000 Washington, DC 20004

troutman.com

September 12, 2025

Simmons First National Corporation 501 Main Street Pine Bluff, AR 71601

Ladies and Gentlemen:

We have acted as counsel to Simmons First National Corporation, an Arkansas corporation (the “Company”), in connection with the issuance and sale to the Underwriters (as defined below) of $325,000,000 in aggregate principal amount of the Company’s 6.25% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “Notes”) pursuant to the terms of an Underwriting Agreement, dated September 9, 2025 (the “Underwriting Agreement”), by and among the Company and Keefe, Bruyette & Woods, Inc. and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”). The Notes will be issued pursuant to the Subordinated Indenture dated as of March 26, 2018 (the “Base Indenture”), between the Company and Wilmington Trust, National Association, a national banking association duly organized and existing under the laws of the United States, as Trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture dated as of September 12, 2025, between the Company and the Trustee (the “Second Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement on Form S-3ASR (Registration No. 333-279502) (the “Registration Statement”), including the (i) Prospectus dated May 17, 2024 therein, (ii) the Preliminary Prospectus Supplement, dated September 9, 2025, related to the offer and sale of the Notes (the “Preliminary Prospectus Supplement”) and (iii) the Final Prospectus Supplement, dated September 9, 2025, related to the offer and sale of the Notes (the “Final Prospectus Supplement”);

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2. The Amended and Restated Articles of Incorporation of the Company, as amended and supplemented through the date hereof (the “Articles of Incorporation”), certified as of a recent date by the Arkansas Secretary of State;

3. The Amended and Restated Bylaws of the Company, as amended through the date hereof, certified as of a recent date by an officer of the Company;

4. A certificate of the Arkansas Secretary of State as to the good standing of the Company, dated as of a recent date;

5. Resolutions adopted by the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company, relating to the offer and sale of the Notes (the “Resolutions”), certified by an officer of the Company as being complete, accurate and in effect;

6. The Underwriting Agreement;

7. The Indenture;

8. The form of global note certificate evidencing the Notes; and

9. Such other documents, records, instruments, and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinions set forth below, we have assumed the following:

1. Each individual executing or delivering any of the Documents, whether on behalf of such individual or another person, is legally competent to do so;

2. Each individual executing or delivering any of the Documents on behalf of a party (other than the Company) is duly authorized to do so;

3. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or conduct of the parties or otherwise; and

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Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that when the Notes have been duly authenticated by the Trustee and duly executed and delivered on behalf of the Company as contemplated by the Indenture and upon receipt by the Company of the consideration to be paid therefor pursuant to the Underwriting Agreement, the Notes will be legally issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

The foregoing opinion is limited to the substantive laws of the State of Arkansas and the State of New York, and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Arkansas and the State of New York, or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

No opinion is rendered as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such reference is not made.

This opinion is being furnished to you for your submission to the Commission as an exhibit to a current report on Form 8-K (the “8-K”), to be filed by the Company with the Commission on or about the date hereof, and its incorporation by reference into the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the 8-K and to the use of the name of our firm therein and under the section “Legal Matters” in the Preliminary Prospectus Supplement and Final Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Troutman Pepper Locke LLP
TROUTMAN PEPPER LOCKE LLP